Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedules of Alliant Energy Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting principle impacting the consolidated statements of cash flows as discussed in Note 1(n) to the consolidated financial statements), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2018, and our report dated June 27, 2018 appearing in the Annual Report on Form 11-K of Alliant Energy Corporation 401(k) Savings Plan for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
March 15, 2019